UBS021

                       UBS INTERNATIONAL EQUITY PORTFOLIO
                             SUB-ADVISORY AGREEMENT

                  Agreement made as of February __, 1996 by and between Union Bank of Switzerland, New York Branch (the "Adviser") and UBS International Investment London Limited, a private limited company organized under the laws of England (hereinafter called the "Sub-Adviser").

                              W I T N E S S E T H:

                  WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated February __, 1996 (the "Advisory Agreement") with UBS
Investor Portfolios Trust, an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act") and organized as a trust under the law of the State of New York (the "Trust") on behalf of one of its diversified mutual fund series, UBS International Equity Portfolio (the "Portfolio"), pursuant to which the Adviser will act as investment adviser to the Portfolio;

                  WHEREAS, the Advisory Agreement contemplates that the Adviser may retain the Sub-Adviser to provide certain investment advisory services to the Portfolio in connection with the management of the Portfolio, and the Sub-Adviser is willing to render such investment advisory services; and

                  WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 and is regulated in the United Kingdom in the conduct of its investment advisory business by Investment Management Regulatory Organization ("IMRO").

                  NOW, THEREFORE, this Agreement

                              W I T N E S S E T H:

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

                  1. The Adviser hereby appoints the Sub-Adviser to act as sub-adviser to the Portfolio for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

                  2. Subject to the general supervision of the Trustees of the Trust and the Adviser, the Sub-Adviser shall


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manage the investment operations of the Portfolio and the composition of the
Portfolio's holdings of securities and other investments, including commodities and commodities contracts, cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Portfolio's investment objective and policies as stated in the Registration Statement (as defined in paragraph 3(d) of this Agreement) and subject to the following understandings:

                           a. the Sub-Adviser shall furnish a continuous investment program for the Portfolio and determine from time to time the securities, commodities, commodity contracts and other investments to be purchased, retained, sold or lent by the Portfolio, and the portion of the assets to be invested or held uninvested as cash;

                           b. the Sub-Adviser shall use the same skill and care in the management of the Portfolio's investments as it uses in the administration of other accounts for which it has investment responsibility as agent;

                           c. the Sub-Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Declaration of Trust, Bylaws and Registration Statement of the Trust and with the instructions and directions of the Trustees of the Trust and the Adviser and will conform to and comply with the requirements of the 1940 Act and all other applicable laws and regulations;

                           d. the Sub-Adviser shall determine the securities to be purchased, sold or lent by the Portfolio and as agent for the Portfolio will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, commodities or commodities contracts; in placing orders, the Sub- Adviser will select the brokers and/or dealers as it shall deem appropriate in conformity with the policy with respect to brokerage as set forth in the Registration Statement; and the Sub-Adviser shall also determine whether or not the Portfolio shall enter into repurchase or reverse repurchase agreements;

                           On occasions when the Sub-Adviser deems the purchase or sale of a security, commodity or commodity contract to be in the best interest of the Portfolio as well as other customers of the Sub-Adviser and to the

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         extent permitted by applicable law, the Sub-Adviser may, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain best execution, including lower brokerage commissions, if applicable. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio;

                           The Sub-Adviser may execute the Portfolio's brokerage (but not principal) transactions through an affiliate, provided that such transactions are effected in accordance with Rule 17e-1 under the 1940 Act and the Trust's procedures adopted thereunder as such may be amended from time to time;

                           e. the Sub-Adviser shall maintain books and records with respect to the Portfolio's securities transactions in accordance with Rule 204-2 under the Investment Advisers Act of 1940 and shall render to the Trust's Trustees such periodic and special reports as the Trustees may reasonably request; and

                           f. the investment advisory services of the Sub-Adviser to the Portfolio under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others.

                  3. The Adviser has delivered copies of each of the following documents to the Sub-Adviser and will promptly notify and deliver to it all future amendments and supplements, if any:

                           a. Declaration of Trust of the Trust (such
         Declaration of Trust, as presently in effect and as amended from time to time, is herein called the "Declaration of Trust");

                           b. Bylaws of the Trust (such Bylaws, as presently in effect and as amended from time to time, are herein called the "Bylaws");

                           c. Certified resolutions of the Trustees of the Trust authorizing the appointment of the Sub- Adviser and approving the form of this Agreement;

                           d. The Trust's Notification of Registration on Form N-8A and its Registration Statement on Form N-1A (No. 811-____) each under the 1940 Act (the

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         "Registration Statement"), each as filed with the Commission on
         February __, 1996, and all amendments thereto.

                  4. The Sub-Adviser shall keep the Portfolio's books and records required to be maintained by it pursuant to paragraph 2(e) of this Agreement. The Sub-Adviser agrees that all records that it maintains for the Portfolio are the property of the Portfolio and it will promptly surrender any of such records to the Portfolio upon the Portfolio's request.

                  5. During the term of this Agreement the Sub- Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, other than the cost of securities and investments purchased or sold for the Portfolio (including taxes and brokerage commissions, if any).

                  6. The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser's performance of its duties under this Agreement.

                  7. For the services provided and the expenses borne pursuant to this Agreement, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate equal to 0.75% of the Portfolio's first $20 million of average daily net assets, plus 0.50% of the next $30 million of average daily net assets, plus 0.40% of the Portfolio's average daily net assets in excess of $50 million. This fee will be computed daily and payable monthly.

                  8. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or the Portfolio in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

                  9. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least

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annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Adviser or by the Trust on behalf of the Portfolio at any time, without the payment of any penalty, on 60 days' written notice to the Sub-Adviser. Termination by the Trust shall be effected by vote of a majority of all the Trustees of the Trust or by "vote of a majority of the outstanding voting securities" of the Portfolio (as defined in the 1940 Act and a rule thereunder). The Sub-Adviser may also terminate this Agreement at any time, without the payment of any penalty, on 60 days' written notice to the Adviser and to the Trust. This Agreement will automatically and immediately terminate in the event of its "assignment" (as defined in the 1940 Act) or upon termination of the Advisory Agreement.

                  10. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Trust and the Adviser from time to time, have no authority to act for or represent the Portfolio in any way or otherwise be deemed an agent of the Portfolio.

                  11. Notices of any kind to be given hereunder shall be in writing and shall be duly given if mailed or delivered as follows: (a) to the Adviser at 299 Park Avenue, New York, New York 10171, Attention: General Counsel, with a copy to Richard A. Fabietti; (b) to the Sub- Adviser at Triton Court, 14 Finsbury Square, London, England EC2A 1PD, Attention: President; (c) to the Trust, c/o Signature Financial Group (Cayman) Limited, P.O. Box 268, Elizabethan Square, George Town, Grand Cayman BWI; or (d) at such other address or to such other individual as any of the foregoing shall designate by notice to the others.

                  12. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

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                  13. This Agreement shall be governed by and construed in
accordance with the laws of the State of New York.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day of 1996.


                                         UNION BANK OF SWITZERLAND,
                                          NEW YORK BRANCH


                                         By: __________________________


                                         By: __________________________



                                         UBS INTERNATIONAL INVESTMENT
                                          LONDON LIMITED


                                         By: __________________________


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                                  IMRO Schedule


The following provisions hereby form part of the Agreement to which this schedule is attached, and are incorporated in accordance with the IMRO rule requirements for agreements with customers who are treated as Non Private Customers.

1. Sub-Adviser is a member of the Investment Management Regulatory Organisation ("IMRO") and is subject to the rules and regulations of IMRO in the conduct of its investment business. It is also a registered investment adviser under the Investment Advisers Act of 1940.

2. Sub-Adviser hereby notifies the Adviser that it will provide services to the Adviser on the basis that the Adviser is a Non Private Customer and in consequence will not receive the benefit of certain IMRO rules.

3. Should the Adviser wish to register any complaint in respect of services performed by Sub-Adviser under this Agreement, written details of same should be sent to the Compliance Officer of Sub-Adviser. Where appropriate, the nature and progress of such complaint will be reported to IMRO. The Adviser shall at all times have a right of direct complaint to the Investment Ombudsman.

4. The investments comprising the Portfolio may at any time be subject to the effect of fluctuations in exchange rates. Where investments in the Portfolio are denominated in a currency other than U.S. dollars, a movement of exchange rates may have an unfavourable as well as favourable effect upon the gain or loss otherwise experienced on the investment.

5. To the extent permitted by the U.S. Securities Laws, Sub-Adviser may effect transactions in securities issued by an associated company and in investments the price of which may have been stabilised, and further, Sub-Adviser may subscribe to any issue or offer for sale managed or arranged or underwritten by any associated company.



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6.       Sub-Adviser may from time to time effect transactions in investments that are not readily realisable. The Adviser accepts due notice of the fact that market makers may at any time not be prepared to deal in certain investments and that proper information for the determination of the current value of same may not be available.




         ------------------------           ------------------------
         For and on behalf of               For and on behalf of
         THE ADVISER                        SUB-ADVISER


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